UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)*

                         Urstadt Biddle Properties Inc.
                         -------------------------------
                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
                      ------------------------------------
                         (Title of Class of Securities)

                                   917286 20 5
                         -------------------------------
                                 (CUSIP Number)

                                 August 14, 1998
                         -------------------------------
                          (Date of Event Which Requires
                            Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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




CUSIP NO. 917286 20 5

--------------------------------------------------------------------------------
1    Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

                     Countryside Square Limited Partnership
--------------------------------------------------------------------------------
2    Check  the   Appropriate  Box  If  a Member of a Group
                                     a. [ ]
                                     b. [ ]
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

                                    Delaware
--------------------------------------------------------------------------------
                       5    Sole Voting Power
      Number of                    600,000
       Shares         ----------------------------------------------------------
     Beneficially      6    Shared Voting Power
       Owned by                          0
         Each         ----------------------------------------------------------
      Reporting        7    Sole Dispositive Power
     Person With                   600,000
                      ----------------------------------------------------------
                       8   Shared Dispositive Power
                                         0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                    600,000
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (11)

                                       10.9%
--------------------------------------------------------------------------------
12    Type of Reporting Person

                                    PN
--------------------------------------------------------------------------------

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




CUSIP NO. 917286 20 5

--------------------------------------------------------------------------------
1    Name of Reporting Person
     I.R.S. Identification No. of Above Person (Entities Only)

                         Urstadt Biddle Properties Inc.
--------------------------------------------------------------------------------
2    Check  the   Appropriate  Box  If  a Member of a Group
                                     a. [ ]
                                     b. [ ]
--------------------------------------------------------------------------------
3    SEC Use Only
--------------------------------------------------------------------------------
4    Citizenship or Place of Organization

                                    Maryland
--------------------------------------------------------------------------------
                       5    Sole Voting Power
      Number of                   600,000
       Shares         ----------------------------------------------------------
     Beneficially      6    Shared Voting Power
       Owned by                         0
         Each         ----------------------------------------------------------
      Reporting        7    Sole Dispositive Power
     Person With                  600,000
                      ----------------------------------------------------------
                       8   Shared Dispositive Power
                                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

                                  600,000
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares  [ ]
--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (11)

                                     10.9%
--------------------------------------------------------------------------------
12    Type of Reporting Person

                                       CO
--------------------------------------------------------------------------------

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



ITEM 1(a).        NAME OF ISSUER:

                  Urstadt Biddle Properties Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  321 Railroad Avenue
                  Greenwich, Connecticut 06830

ITEM 2(a).        NAME OF PERSONS FILING:

                  Countryside Square Limited Partnership ("Countryside") Urstadt Biddle Properties Inc. ("UBP")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Countryside Square Limited Partnership
                  321 Railroad Avenue
                  Greenwich, Connecticut 06830

                  Urstadt Biddle Properties Inc.
                  321 Railroad Avenue
                  Greenwich, Connecticut 06830

ITEM 2(c).        CITIZENSHIP:

                  Countryside:     Delaware
                  UBP:             Maryland

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Class A Common Stock, par value $.01 per share

ITEM 2(e).        CUSIP NUMBER

                  917286 20 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or  dealer  registered  under Section 15 of the
                          Exchange Act.

                  (b) [ ] Bank as defined  in  Section  3(a)(6) of the  Exchange
                          Act.

                  (c) [ ] Insurance  company  as defined in Section  3(a)(19) of the Exchange Act.

                  (d) [ ] Investment  company  registered under Section 8 of the
                          Investment Company Act.

                  (e) [ ] An  investment   adviser  in   accordance   with  Rule
                          13d-1(b)(1)(ii)(E).


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




                  (f) [ ] An  employee   benefit  plan  or  endowment   fund  in
                          accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] A  parent   holding   company  or  control  person  in
                          accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) [ ] A savings  association  as defined in Section  3(b) of the Federal Deposit Insurance Act.

                  (i) [ ] A church plan that is excluded from the  definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP.

                  Pursuant to the terms of a Limited Partnership Agreement of Countryside, dated as of November 22, 1996, by and among UBP, as general partner, and the limited partners signatory thereto, UBP, as the sole general partner of Countryside, may be deemed to be the indirect beneficial owner of the 600,000 shares of Class A Common Stock of UBP beneficially owned by Countryside.

                  (a)    AMOUNT BENEFICIALLY OWNED:

                         Countryside:      600,000
                         UBP               600,000

                  (b)    PERCENT OF CLASS:

                         Countryside:      10.9%
                         UBP:              10.9%

                  (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                         (i)       SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                                   Countryside:     600,000
                                   UBP:             600,000

                         (ii)      SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                                   Countryside:     0
                                   UBP:             0

                         (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                   Countryside:     600,000
                                   UBP:             600,000


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




                          (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                   Countryside:     0
                                   UBP:             0

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not applicable.

ITEM 6.            OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON BEHALF OF  ANOTHER
                   PERSON.

                   Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not applicable.

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not applicable.

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   Not applicable.

ITEM 10.           CERTIFICATION.

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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





                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 24, 1998

                                 COUNTRYSIDE SQUARE LIMITED
                                 PARTNERSHIP

                                 By:      URSTADT BIDDLE PROPERTIES INC.,
                                          as General Partner

                                          By:  /s/ Charles J. Urstadt
                                               ---------------------------------
                                               Name:    Charles J. Urstadt
                                               Title:   Chairman and Chief
                                                        Executive Officer

                                 URSTADT BIDDLE PROPERTIES INC.

                                 By:      /s/ Charles J. Urstadt
                                          --------------------------------------
                                          Name:    Charles J. Urstadt
                                          Title:   Chairman and Chief Executive
                                                   Officer


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



                                  EXHIBIT INDEX
                                  -------------

Exhibit

     1.      Joint Filing Agreement, dated August 24, 1998.




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